Exhibit 5.1

November 30, 2018

Commercial Metals Company

6565 N. MacArthur Blvd.

Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel for Commercial Metals Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-4 (the “Registration Statement”) by the Company relating to up to $350,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2026 (the “New Notes”) that may be issued and sold in exchange for the Company’s currently outstanding 5.750% Senior Notes due 2026 in the original principal amount of $350,000,000 (the “Old Notes”).

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company, (ii) the Indenture, dated as of May 6, 2013 (the “Original Indenture”), between the Company, as issuer, and U.S. Bank National Association, as the trustee thereunder (the “Trustee”), and the Third Supplemental Indenture, dated as of May 3, 2018 (the “Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), between the Company, as issuer, and the Trustee, as trustee thereunder, pursuant to which the New Notes may be issued, (iii) the Registration Statement and (iv) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (iv) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued and (iii) a prospectus properly describing the New Notes offered thereby will have been delivered to the purchaser(s) of the New Notes as required in accordance with applicable law.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when (i) the Registration Statement has been declared effective under the Act, (ii) the Old

Commercial Metals Company

November 30, 2018

Notes have been validly exchanged by the Company and (iii) the New Notes have been executed, issued and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, the New Notes will constitute valid and binding obligations of the Company and be enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications, limitations and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In rendering the opinions, we have assumed that, at the time of the sale of the New Notes, there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the New Notes.

(b) The opinions are subject to the effect of (i) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines generally affecting the enforceability of agreements (regardless of whether considered in a proceeding in equity or at law), (ii) obligations of good faith and fair dealing under New York law, and (iii) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are opining herein as to the effect on the New Notes of the Delaware General Corporation Law and the laws of the State of New York (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any

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November 30, 2018

jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined Law) other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP